UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2017

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas (State of incorporation)	0-19797 (Commission File Number)	74-1989366 (IRS Employer Identification Number)

550 Bowie Street

Austin, Texas 78703

(Address of principal executive offices)

(512) 477-4455

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 10, 2017, the Company issued a press release announcing its results of operations for its second fiscal quarter ended April 9, 2017. A copy of the press release is furnished herewith as Exhibit 99.1.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Adjusted Diluted Earnings per Share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, Return on Invested Capital (“ROIC”) and Adjusted ROIC in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted Diluted EPS as net income plus charges for store and facility closures and Mr. Robb’s separation agreement divided by the weighted average shares outstanding and potential additional common shares outstanding. The Company defines Adjusted EBITDA as EBITDA plus charges for Mr. Robb’s separation agreement and store and facility closures other than the related accelerated depreciation already included in depreciation and amortization. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company defines ROIC as net income less interest expense, net of tax (“ROIC earnings”) divided by average invested capital. Adjustments to ROIC earnings for the Adjusted ROIC calculation include charges related to Mr. Robb’s separation agreement, store and facility closures and asset impairments as well as the Q4 2015 restructuring charge. Invested capital reflects a trailing four-quarter average. The press release includes a tabular reconciliation of these non-GAAP financial measures to GAAP Diluted EPS and GAAP net income, which the Company believes to be the most directly comparable GAAP financial measures.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 2.02 or Exhibit 99.1 shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 10, 2017, the Company announced the appointment of Keith Manbeck, 47, as Executive Vice President and Chief Financial Officer (CFO), effective on May 17, 2017. Prior to his appointment, Mr. Manbeck was the Senior Vice President, Digital Finance, Strategy Management, Business Transformation at Kohl’s Department Stores since August 2014. Prior to that, Mr. Manbeck worked at Nike, from Jun 2012 to August 2014 as the Global Vice President and CFO of Nike–Global Retail and prior to that as the Chief Financial Officer of Nike–European Retail.

The Company has entered into an offer letter with Mr. Manbeck, which provides for a base salary of $700,000, an annual bonus of $325,000 for the first three years of employment (subject to the Company’s salary cap, as it may be amended from time to time), a grant of 10,000 shares of restricted stock (which will vest in equal installments on the first four anniversaries of the date of grant, subject to continued employment), a grant of 20,000 options to purchase shares of the Company’s common stock (which will vest in equal installments on the first four anniversaries of the date of grant, subject to continued employment), and a grant of a make-whole cash award of $400,000 related to equity awards of his former employer that will be forfeited (which award will vest in three equal installments on the 30th day following his commencement of employment, and the first and second anniversaries of his start date, subject, in each case, to continued employment). The offer also provides that Mr. Manbeck will receive a signing bonus of $250,000 (which amount must be repaid on a prorated basis if Mr. Manbeck voluntarily terminates prior to the second anniversary of his start date and at least $100,000 of which Mr. Manbeck must invest in the Company’s common stock) and will be reimbursed for temporary housing expenses for 120-days and moving expenses related to his move to Austin, Texas. Mr. Manbeck will also participate in the Company’s Retention Plan and Non-Compete Arrangement under which he will be eligible for an aggregate non-compete payment of up to $4 million and certain change of control severance benefits upon a termination of employment by the Company without cause or by Mr. Manbeck with good reason, in each case, during the two-year period following a change of control. The Retention Plan and Non-Compete Arrangement is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 4, 2017.

The foregoing description of the offer letter with Mr. Manbeck does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no related party transactions between the Company and Mr. Manbeck that would require disclosure under Item 404(a) of Regulation S-K. Mr. Manbeck will benefit from the Company’s standard form of indemnification agreement for its directors and officers. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2009.

On May 10, 2017, the Company issued a press release announcing the appointment of Mr. Manbeck as the Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 5.02.

Resignation of Directors

On May 10, 2017, each of Dr. John B. Elstrott, Morris Siegel, Jonathan D. Sokoloff, Dr. Ralph Z. Sorenson and William A. Tindell, III resigned (the “Resignations”) from the Board of Directors of the Company (the “Board”). None of the Resignations is the result of any disagreement with the policies, practices or procedures of the Company.

Appointment of Directors

Effective immediately following the Resignations, on May 10, 2017 the Board appointed Kenneth C. Hicks, Joseph D. Mansueto, Sharon L. McCollam, Scott F. Powers and Ronald M. Shaich (together, the “New Directors”) as members of the Board. The Board has not yet made determinations regarding the appointment of any of the New Directors to any committees of the Board.

Each of the New Directors will participate in the standard compensation plan for non-employee directors, including eligibility to receive grants of stock options pursuant to the Company’s 2009 Stock Incentive Plan, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 4, 2017 and as such plan may be amended from time to time.

There is no arrangement or understanding pursuant to which any of the New Directors were elected as directors of the Company, and there are no related party transactions between the Company and any of the New Directors that would require disclosure under Item 404(a) of Regulation S-K.

In addition, each of the New Directors benefits from the Company’s standard form of indemnification agreement for its directors and officers. As noted above, the form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2009.

The Board also appointed Gabrielle Sulzberger as the new Chair of the Board and Mary Ellen Coe as the new Chair of the Company’s Nominating & Corporate Governance Committee.

On May 10, 2017, the Company issued a press release announcing the changes in board composition. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

On May 10, 2017, the Board announced that the Company’s quarterly dividend would be increased by 29% to $0.18 per share and authorized a new share repurchase program whereby the Company may make up to $1.25 billion in stock purchases of outstanding shares of common stock of the Company (the “Common Stock”), inclusive of current remaining authorizations. Under the new share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market or other methods of purchases. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board’s authorization of the share repurchase program does not obligate the Company to acquire any particular amount of Common Stock, and the program may be suspended or discontinued at any time.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

10.1	Offer Letter, dated May 9, 2017, by and between the Company and Keith Manbeck.

99.1	Press release dated May 10, 2017, regarding second fiscal quarter results of operations.

99.2	Press Release dated May 10, 2017, regarding appointment of CFO.

99.3	Press Release dated May 10, 2017, regarding board appointments and resignations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

Date: May 10, 2017	By:	/s/ Glenda Flanagan
Glenda Flanagan
Executive Vice President and Chief Financial Officer